Exhibit 10.33
Confidential

www.Frontier.com

Personal and Confidential

July 17, 2019

Mark D. Nielsen
c/o Frontier Communications Corporation
401 Merritt 7
Norwalk, Connecticut 06851

Re:	Success Bonus

Dear Mark:

On behalf of Frontier Communications Corporation (the “Company”), I am pleased to offer you the opportunity to receive a success bonus upon the occurrence of certain specified events as set forth below if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”).

1.          Success Bonus. You will be eligible to receive an amount equal to $1,000,000 (the “Success Bonus”) as follows:  (a) 100% of the Success Bonus will vest and become payable upon the occurrence of a “Change in Control” (as defined in the Company’s 2017 Equity Incentive Plan) prior to the Company’s filing of a petition pursuant to Chapter 11 of Title 11 of the United States Code (“Chapter 11”), and (b) if no such Change in Control occurs, then (i) 50% of the Success Bonus will vest and become payable upon confirmation of a plan pursuant to Chapter 11, and (ii) 50% of the Success Bonus will vest and become payable upon the effective date of a plan pursuant to Chapter 11 (the dates on which the events set forth in clauses (a), (b)(i), and (b)(ii) occur, each, a “Vesting Date”), subject, in each case, to your continued employment with the Company through the applicable Vesting Date. Any portion of the Success Bonus that vests and becomes payable will be paid to you in cash in a lump sum within five business days following the applicable Vesting Date. If your employment with the Company terminates for any reason, then any unvested portion of the Success Bonus will be forfeited and this Agreement will be of no further force or effect.

2.         Withholding Taxes. The Company may withhold from any amounts payable to you hereunder such federal, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

3.          No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

4.         Other Benefits. The Success Bonus (if any) will be a special payment to you and will not be taken into account in computing the amount of compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

5.          Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

6.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

7.         Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Success Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Success Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

8.         Section 409A Compliance. The intent of the parties is that the Success Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

[Signature Page Follows]

Confidential

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Success Bonus, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Daniel J. McCarthy
	Name:	Daniel J. McCarthy
	Title:	President and CEO

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Success Bonus, and I hereby confirm my agreement to the same.

/s/ Mark D. Nielsen
Mark D. Nielsen

Date: 7/23/19